SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amended Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: June 25, 2008

ATLANTIS TECHNOLOGY GROUP
(Exact Name of Registrant as Specified in its Charter)

Nevada	0-16286	95-4082020
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 NE 80th terrace
Miami, FL 33138
(Address of principal executive offices)

Registrant’s telephone number, including area code: 702-988-1227

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 23rd, 2008 the Board of Directors held a meeting determining that the previous filing on June 5th, 2008 was incorrect. The Board of Directors concluded that since the meeting held on June 4th, 2008 was invalid Mr. Tim Deherarra’s nomination was invalid and concluded that Mr. Christopher Dubeau remain CEO and President of the corporation.

On January 11, 2008 the Board of Directors elected Christopher M. Dubeau as Chief Executive Officer of the Company. Mr. Dubeau, age 33, served on the Board of Directors of the Company from June 10, 2004 to January 31, 2007 and was Chairman of the Board of the Company from October 5, 2004 to January 31, 2007. He was Chief Executive Officer of the Company from November 17, 2004 to January 31, 2007. Mr. Dubeau has extensive knowledge in the technology field ranging from computer programming, networking and Voice over the Internet (VOIP). Mr. Dubeau also has over 8 years of managerial experience in various businesses.

On June 25th, 2008 Mr. Gerald Jacoby resigned from his position as Director.

The Company held a special meeting of shareholders on June 25, 2008. 2,000,000 shares of the preferred A&B stock were present or voted their shares by proxy. A quorum having been met, the following items were voted upon and passed:

1.	The following directors were elected to serve until the next annual meeting:

Director	For	Against	Abstain

Frederick Ganem	2,000,000 A&B Preferred	0	0
Chariman of the Baord
Christopher M Dubeau	2,000,000 A & B Preferred	0	0

Registrant hereby amends its 8-K filed June 4, 2008, to update Registrant's telephone number.  All information previously filed is hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIS TECHNOLOGY GROUP

Date June 25, 2008	By:	/s/ Christopher M Dubeau
Christopher M Dubeau